UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2017

U.S. GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	1-8266	22-18314-09
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1910 E. Idaho Street, Suite 102-Box 604, Elko, NV 89801

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 557-4550

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 19, 2017, U.S. Gold Corp. (the “Company”) was notified by The NASDAQ Stock Market (“NASDAQ”) that the Company was not in compliance with Listing Rule 5605 (the “Rule”), specifically (i) Listing Rule 5605(b)(1) requiring that a majority of the board of directors must be comprised of “independent” directors, as such term is defined under the Rule and (ii) Listing Rule 5605(c)(2)(a) requiring an audit committee to be comprised of independent directors. It was determined that Timothy M. Janke was not eligible to serve as in independent director of the Company as of May 23, 2017. The notice provided that the Company had 180 calendar days from the date of the event that caused the deficiency, or until November 20, 2017, to regain compliance with the Rule.

The notice has no immediate effect on the listing or trading of the Company’s common stock on NASDAQ and, at this time, the common stock will continue to trade on NASDAQ under the symbol “USAU”. The Company plans to regain compliance upon appointment of one or more additional independent directors prior to November 20, 2017. In the event the Company does not regain compliance with the Rule by such date, the Company’s securities may be delisted from NASDAQ, a determination the Company can appeal to a Hearings Panel.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2017, the Company’s Board of Directors appointed David Rector as its Principal Financial and Accounting Officer and Corporate Secretary. Mr. Rector has served as Chief Operating Officer of Gold King Corp. f/k/a U.S. Gold Corp. since April 2016 under the terms of an employment agreement pursuant to which he receives a monthly base salary of $15,000 per month. Mr. Rector beneficially owns 112,255 shares of the Company’s common stock. Except as set forth herein, Mr. Rector has not had any material direct or indirect interest in any of the Company’s transactions or proposed transactions over the last two years. Except as set forth herein, there is no arrangement or understanding between Mr. Rector and any other person pursuant to which he was selected as an officer of the Company and there are no family relationships between Mr. Rector and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Rector has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

David Rector, 70, has been the Chief Executive Officer of Sevion Therapeutics, Inc. since January 2015 and a director since February 2002. Mr. Rector also served as a director of Majesco Entertainment Company (n/k/a PolarityTE, Inc.) from July 2015 to December 2016. Since 1985, Mr. Rector has been the Principal of The David Stephen Group, which provides enterprise consulting services to emerging and developing companies in a variety of industries. Mr. Rector served as a director and member of the compensation and audit committee of the Dallas Gold and Silver Exchange Companies Inc. (formerly Superior Galleries, Inc.) from May 2004 to September 2015. Since January 2014 through January 2015, Mr. Rector served on the board of directors of MV Portfolios, Inc. (formerly California Gold Corp.) From November 2012 through January 2014, Mr. Rector has served as the CEO and President of Valor Gold. Since February 2012 through January 2013, Mr. Rector has served as the VP Finance & Administration of Pershing Gold Corp. From May 2011 through February 2012, Mr. Rector served as the President of Sagebrush Gold, Ltd. From October 2009 through August 2011, Mr. Rector had served as President and CEO of Li3 Energy, Inc. From July 2009 through May 2011, Mr. Rector had served as President and CEO of Nevada Gold Holdings, Inc. From September 2008 through November 2010, Mr. Rector served as President and CEO Universal Gold Mining Corp. From October 2007 through February 2013, Mr. Rector has served as President and CEO of Standard Drilling, Inc. From May 2004 through December 2006, Mr. Rector had served in senior management positions with Nanoscience Technologies, Inc., a development stage company engaged in the development of DNA Nanotechnology. From 1983 until 1985, Mr. Rector served as President and General Manager of Sunset Designs, Inc., a domestic and international manufacturer and marketer of consumer product craft kits, and a wholly-owned subsidiary of Reckitt & Coleman N.A. From 1980 until 1983, Mr. Rector served as the Director of Marketing of Sunset Designs. From 1971 until 1980, Mr. Rector served in progressive roles in the financial and product marketing departments of Crown Zellerbach Corporation, a multi-billion dollar pulp and paper industry corporation. Mr. Rector received a Bachelor of Science degree in Business/Finance from Murray State University in 1969.

Item 9.01 Financial Statements and Exhibits.

10.1	Employment Agreement between Gold King Corp. f/k/a U.S. Gold Corp. and David Rector

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. GOLD CORP.

Dated: October 23, 2017	/s/ Edward M. Karr
Edward M. Karr
Chief Executive Officer